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                                                                    EXHIBIT 4.12


                                                                       EXHIBIT E
                                                                       ---------

                            PUT AND CALL AGREEMENT

          AGREEMENT (this "AGREEMENT"), dated as of February 28, 1997, by and between BANKVEST CAPITAL CORP.(the "COMPANY"), a Massachusetts corporation, and WHITNEY SUBORDINATED DEBT FUND, L.P. (the "WSDF"), a Delaware limited partnership.

                             W I T N E S S E T H :

          WHEREAS, pursuant to the Securities Purchase Agreement (the "PURCHASE AGREEMENT"), WSDF has purchased from the Company (i) a subordinated promissory note (the "NOTE"), due February 27, 2005, in the principal amount of $15,000,000, (ii) a warrant (the "VESTED WARRANT") to purchase 118,038 shares of Class A common stock, $1.00 par value per share, of the Company (the "COMMON STOCK"), for an exercise price and subject to the provisions for exercise as more fully set forth in the Vested Warrant, and (iii) a warrant (the "VESTING WARRANT" and together with the Vested Warrant, the "WARRANTS") to purchase up to an additional 53,654 shares of Class A Common Stock subject to adjustment and for an exercise price and subject further to the provisions for exercise as more fully set forth in the Vesting Warrant, in each case upon the terms and subject to the conditions set forth in the Purchase Agreement;

          WHEREAS, WSDF and the Company have agreed that the Holder (as defined herein) of the Warrants and/or the Warrant Shares (as defined herein) shall have the right, but not the obligation, to require the Company to purchase all or a portion of such Warrants and/or Warrant Shares, as the case may be, as provided herein; and

          WHEREAS, WSDF and the Company have further agreed that, the Company shall have the right, but not the obligation, to purchase from the Holder all of the Warrants and/or Warrant Shares, as the case may be, as further provided herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenant and obligations hereinafter set forth, the parties hereto hereby agree as follows:


          SECTION 1.   DEFINITIONS.  As used herein, the following terms shall
                       -----------
have the following respective meanings:

          "CALL PRICE" has the meaning set forth in Section 3.3.

          "CALL OPTIONS" means either of the options described in Section 3.1 or 3.2

          "CLOSING DATE" means February 28, 1997.
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          "COMMON STOCK" means the Class A common stock, $1.00 par value per share, of the Company, and any class of stock resulting from successive changes or reclassification of such Common Stock.

          "FAIR VALUE" means the fair value of the appropriate security, property, assets, business or entity as determined by agreement of the Company and the Holders of two-thirds or more of the Warrant Shares provided that if the Company and such holders are unable to reach agreement on any determination of "Fair Value" within thirty (30) days following the occurrence of the event giving rise to the requirement to make such determination, then such "Fair Value" shall be as determined by an opinion of an independent investment banking firm or firms in accordance with the following procedure: In the case of any event which gives rise to a requirement to determine "Fair Value" pursuant to the provisions hereof, the Company shall be responsible for initiating the process by which Fair Value shall be determined as promptly as practicable following such event, and if the procedures contemplated in connection with obtaining such opinion have not been complied with fully, then any such determination of Fair Value for any purpose of under this Agreement (and any such resulting determination of the Repurchase Price) shall be deemed to be preliminary and subject to adjustment pending full compliance with such procedures. The Company and the Holder of the Warrants or Warrant Shares (who, if more than one, shall agree among themselves by a two-thirds majority based on the number of Warrant Shares held) shall each retain a separate independent investment banking firm (which firm, in either case, may be the independent investment banking firm regularly retained by the Company or such holder); provided, however, that the Holder may, at its option, elect to rely on the firm
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retained by the Company in lieu of retaining its own firm.  The fees and expenses of the independent investment banking firm selected by the Company shall be borne by the Company and the fees and expenses of the independent investment banking firm selected by the Holders of the Warrants and the Warrant Shares shall be borne by the Holders of such Warrants and the Warrant Shares. Such firms shall determine the fair value of the security, property, assets, business or entity, as the case may be, in question and deliver their opinion in writing to the Company and to such Holder. If such firms cannot jointly make such determination (or in the event that the Holder has elected to rely upon the firm retained by the Company and disagrees with the determination made by such firm), then, unless otherwise directed by agreement of the Company and the Holder or Holders of two-thirds or more of the Warrant Shares, such firms (or firm), in their (or its) sole discretion, shall choose another independent investment banking firm for the Company and such Holders, which firm shall make such determination and render such an opinion. In either case the determination so made shall be conclusive and binding on the Company and such Holders. The fees and expenses of any such determination made by the independent investment banking firm selected by such independent banking firms (or firm) shall be borne equally by the Company, on the one hand, and the Holders of the Warrants and
Warrant Shares, on the other hand.   In determining Fair Value, no discount
shall be imposed by reason of a minority ownership interest or the illiquidity of the stock interest being valued. The Fair Value of the Warrant Shares shall be determined without regard to the fact that the Warrant Shares may constitute a minority ownership interest in a closely held corporation.

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

          "HOLDER" means WSDF, its successors and assigns and has the meaning ascribed to such term as set forth in Section 9 of the Warrants.

          "ISSUABLE WARRANT SHARES" means the shares of Common Stock issuable at any time upon exercise of the Warrants.

          "ISSUED WARRANT SHARES" means any shares of Common Stock issued upon exercise of the Warrants.

          "NOTE" has the meaning assigned to that term in the first Whereas clause.

          "PUT OPTIONS" means either of the options described in Sections 2.1 or 2.2.

          "REPURCHASE PERIOD" means the period commencing on the earliest of (a) the seventh anniversary of the Closing Date, (b) acceleration of the Note upon an Event of Default, or (c) the occurrence of any event requiring a mandatory prepayment of the Note, and terminating on the earliest of (x) the effective time of a Qualified Public Offering as such term is defined on the date hereof in the Stockholders Agreement by and among the Company, WSDF, Primus Capital Fund III Limited Partnership LP, PNC Venture Corp. and certain stockholders of the Company and (y) at 5:00 p.m. New York City time on February 27, 2007.

          "REPURCHASE PRICE" has the meaning set forth in Section 2.3.

          "VESTED WARRANT" has the meaning assigned to that term in the first Whereas clause.

          "VESTING WARRANT" has the meaning assigned to that term in the first Whereas clause.

          "WARRANTS" means the Vested Warrant and the Vesting Warrant dated as of the Closing Date issued to the Holder and all warrants issued upon the transfer or division of or in substitution for any Warrant (each a "WARRANT").

          "WARRANT SHARES" means, prior to the exercise of all or any part of the Warrants, the Issuable Warrant Shares remaining issuable upon exercise thereof, and, following the exercise of all or a part of the Warrants, the Issued Warrant Shares.


          SECTION 2.     PUT OPTIONS.
                         -----------

          2.1  COMPANY'S OBLIGATION TO REPURCHASE WARRANTS.  Upon receipt of
               -------------------------------------------
written notice from the Holder of the Warrants at any time during the Repurchase Period (the "PUT NOTICE"), the Company shall, within sixty (60) days of the date designated in such Put Notice, repurchase from such Holder all or any portion of the Warrants for an amount determined by multiplying (a) the Repurchase Price per share of Common Stock as of the date specified in such notice less the Exercise

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Price per share of Common Stock in effect on the date of such Put Notice, by (b)
the number of Issuable Warrant Shares as of such date. Upon such date designated for the repurchase of the Warrants pursuant to this Section 2.1, the Holder shall surrender the Warrants as designated in the Put Notice, to the Company, without being required to make any representation or warranty (other than that the Holder has good and valid title to the Warrants free and clear of liens, claims, encumbrances and restrictions of any kind), against payment therefor by (at the option of the Holder) (i) wire transfer to an account in a bank located in the United States designated by the Holder for such purposes or (ii) delivery of a certified or official bank check drawn on a member of the New York Federal Reserve Clearing House.

          2.2  COMPANY'S OBLIGATION TO REPURCHASE ISSUED WARRANT SHARES.  Upon
               --------------------------------------------------------
receipt of a Put Notice from any Holder of Issued Warrant Shares, at any time during the Repurchase Period, the Company shall, within sixty (60) days of the date designated in such Put Notice, repurchase from such Holder all or any portion of the Issued Warrant Shares held by such Holder for an amount equal to the number of such shares multiplied by the Repurchase Price per share as of the date of such notice. Upon the date designated for such repurchase, the Holder of such Issued Warrant Shares shall deliver to the Company, one or more certificates representing the shares being repurchased duly endorsed for transfer to the Company, without being required to make any representation or warranty (other than that such Holder has good and valid title to the Issued Warrant Shares free and clear of liens, claims, encumbrances and restrictions of any kind), against payment therefor by (at the option of the Holder) (i) wire transfer to an account in a bank located in the United States designated by the Holder for such purposes or ii) delivery of a certified or official bank check drawn on a member of the New York Federal Reserve Clearing House.

          2.3  DETERMINATION OF THE REPURCHASE PRICE.   For the purposes of this
               -------------------------------------
Section 2 the Repurchase Price per share of Common Stock as of a date specified in the Put Notice given under Section 2.1 or 2.2 (the "REPURCHASE PRICE") shall be equal to the Fair Value of the Company, as of the date of such determination; divided by number of shares of Common Stock outstanding on a
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fully diluted basis  (including the Warrant Shares, after giving effect to the payment of the Exercise Price therefor), as of such date.

          2.4 Anything in Sections 2.1 or 2.2 to the contrary notwithstanding,

          (a) each Put Notice must be accompanied by similar Put Notices from Holders of all other Warrants and all other Issued Warrant Shares, except that if the limitation in subsection (b) hereinbelow restricts the aggregate Repurchase Price to be paid to Holder of Warrants and Issued Warrant Shares, then the Holders of Warrants and Issued Warrant Shares shall have the right to exercise the Put Options on one additional occasion with respect to the Warrants and Issued Warrant Shares not repurchased;

          (b) if the Put Options are exercised prior to the maturity of the Note, by acceleration or otherwise, at a time when there remains outstanding any shares of the Company's Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, then the Put Options

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

may be exercised only with respect to portions of Warrants and/or Issued Warrant Shares such that the aggregate Repurchase Price for all such securities to be paid by the Company to the Holders of Warrants and/or Issued Warrant Shares shall not exceed $2 million; and

          (c) the Company shall not be obligated to repurchase Warrants or Issued Warrant Shares if after completion of such repurchase and by reason thereof, the Company would be in violation of any financial covenant contained in any agreement relating to Senior Indebtedness as such term is defined in the Purchase Agreement, or if the repurchase is prohibited by provisions of the Business Corporation Law of Massachusetts.


          SECTION 3.   CALL OPTIONS.
                       ------------

          3.1  COMPANY'S OPTION TO REPURCHASE WARRANTS.  By giving written
               ---------------------------------------
notice of its intention to repurchase all of the Warrants (a "CALL NOTICE") to the Holder thereof (which Call Notice must be accompanied by similar Call Notices to the Holders of all other Warrants and Issued Warrant Shares), the Company shall have the right during the Repurchase Period to repurchase all of the Warrants from the Holder thereof for an amount determined by multiplying (a) the Call Price per share of Common Stock less the Exercise Price per share of Common Stock in effect on the date of such Call Notice by (b) the number of Issuable Shares at the time issuable upon the exercise of the Warrants. The Call Notice (which shall be irrevocable) shall (i) designate the date of repurchase, which date shall be not more than thirty (30) days from the date of such notice,
(ii) state the Call Price per share of Common Stock as of the date of such notice and the Exercise Price per share in effect on such date (iii) state the number of Issuable Shares issuable upon exercise of the Warrants subject to repurchase and (iv) indicate the method by which the Call Price per share of Common Stock was calculated. On the date so designated in the Call Notice pursuant to this Section 3.1, the Holder shall surrender the Warrants to the Company, without being required to make any representation or warranty (other than that the Holder has good and valid title to the Warrants free and clear of liens, claims, encumbrances and restrictions of any kind), against payment therefor by (at the option of the Holder) (i) wire transfer to an account in a bank located in the United States designated by the Holder for such purposes or
(ii) a certified or official bank check drawn on a member of the New York Federal Reserve Clearing House payable to the order of the Holder.

          3.2  COMPANY'S OPTION TO REPURCHASE ISSUED WARRANT SHARES.  By giving
               ----------------------------------------------------
a Call Notice to the Holders of any Issued Warrant Shares (which Call Notice must be accompanied by similar Call Notices to the Holders of all Warrants and all other Issued Warrant Shares), the Company shall have the right during the Repurchase Period to repurchase all Issued Warrant Shares at a price per share equal to the Call Price per share of Common Stock as of the date of such Call Notice. The Call Notice (which shall be irrevocable) shall (i) designate the date of repurchase, which date shall be not more than thirty (30) days from the date of such notice, (ii) state the Call Price per share of Common Stock as of the date of such notice, (iii) state the number of Issued Warrant Shares subject to repurchase, and (iv) indicate the method by which the Call Price per share was calculated. On the date so designated, the Holders of the Issued Warrant Shares shall deliver to the Company,

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

one or more certificates representing such shares duly endorsed for transfer to the Company, without being required to make any representation or warranty (other than that such Holder has good and valid title to the Issued Warrant Shares free and clear of liens, claims, encumbrances and restrictions of any kind), against payment therefor by (at the option of the Holder) (i) wire transfer to an account in a bank located in the United States designated by the Holder for such purposes or (ii) delivery of a certified or official bank check drawn on a member of the New York Federal Reserve Clearing House.

          3.3  DETERMINATION OF CALL PRICE.  For the purposes of this Section 3,
               ---------------------------
the Call Price per share of Common Stock as of the date specified in the Call Notice given pursuant to Section 3.1 or 3.2 (the "CALL PRICE") shall be equal to the Repurchase Price as of such date.

          3.4  ADJUSTMENT FOR SUBSEQUENT EVENTS.  If a Change of Control or an
               --------------------------------
Initial Public Offering shall occur within one hundred eighty (180) days after the date of the exercise of the Company's Call Option pursuant to this Section 3 herein evidencing a Fair Value per share of Common Stock greater than the Call Price per share of Common Stock in effect on the date of the Call Notice, then the Company shall pay to the Holders of the Warrants or Issued Warrant Shares repurchased pursuant to this Section 3 an amount equal to (x) (i) the Fair Value per share of Common Stock evidenced after taking into effect the Change of Control or the Initial Public Offering multiplied by (ii) the sum of the number of Issuable Warrant Shares issuable upon exercise of Warrants repurchased pursuant to this Section 3 plus the number of Issued Warrant Shares repurchased pursuant to this Section 3, minus (y) the aggregate Call Price in effect at the time of said repurchase.


          SECTION 4.   DURATION OF AGREEMENT.  The rights and obligations of the
                       ---------------------
parties under this Agreement shall terminate upon the earliest to occur of (i) the transfer to the Company of all Warrants and the Warrant Shares owned by such Holder and delivery to the Holder of the Repurchase Price or Call Price, as the case may be, and (ii) Repurchase Period.


          SECTION 5.   COVENANTS AND WARRANTIES. The Company covenants and
                       ------------------------
warrants as follows:

          5.1 The execution, delivery and performance of this Agreement by the Company will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

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

          5.2 This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

          5.3 Neither the Company nor any of its Subsidiaries shall enter into any agreement which contains any clause which directly or indirectly prohibits the payment by the Company or any of its Subsidiaries required under this Agreement, provided that the foregoing shall not include customary financial covenants, even if such covenants might be violated as a result of such payment being made.


          SECTION 6.   DEFAULT AND REMEDIES.
                       --------------------

          6.1  DEFAULT.  The failure by the Company to purchase the Warrants or
               --------
the Warrant Shares pursuant to Sections 2 or 3 herein, shall constitute an Event of Default under Section 6(a)(iv) of the Note and the Holders shall be afforded all of the remedies set forth therein.

          6.2  REMEDIES.  The Company stipulates that the remedies at law of the
               --------
Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.


          SECTION 7.   SUCCESSORS AND ASSIGNS.  This Agreement and the rights
                       ----------------------
evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company, and the Holder of the Warrants and the Holder of the Warrant Shares, and shall be enforceable by any such Holder or Holders.


          SECTION 8.   NOTICES. All notices, requests and other communications
                       -------
to be given or otherwise made to the Holder or other parties hereto shall be deemed to be sufficient if contained in a written instrument duly transmitted by telecopy or telex or duly sent by overnight courier service or first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties:

          (a)  if to the Holder:

                    Whitney Subordinated Debt Fund, L.P.
                    177 Broad Street

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

                    Stamford, Connecticut  06901
                    Telecopier No.: (203) 973-1422
                    Attention:    Mr. James H. Fordyce
                                  Mr. Daniel J. O'Brien

                    with a copy to:

                    Morrison Cohen Singer & Weinstein, LLP
                    750 Lexington Avenue
                    New York, New York  10022
                    Telecopier No.: (212) 735-8708
                    Attention: David A. Scherl, Esq.

               (b)  if to the Company:

                    BankVest Capital Corp.
                    114 Turnpike Road
                    Westboro, MA 01581
                    Attention: Paul S. Gass
                    Telecopier: (502) 635-6002

                    with a copy to:

                    Goldstein & Manello, P.C.
                    265 Franklin Street
                    Boston, MA 02110
                    Attention: Richard J. Snyder, Esq.
                    Telecopier: (617)  439-8988

or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each Holder agrees, at all times, to provide the Company with an address for notices hereunder.

          All notices hereunder shall be effective on the date of transmission if transmitted by telex or telecopy, on the first day after delivery to an overnight national courier service if sent by such service and on the date of receipt if sent by mail.


          SECTION 9.   MODIFICATION. Except as otherwise provided herein,
                       ------------
neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of any modification, change, discharge or termination is sought or by the agreement of the WSDF, and a majority of all other Holders of the Warrants or Warrant Shares, if any, subject to this Agreement (calculated on

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

a fully-diluted basis); provided, however, that no modification or amendment
                        --------  -------
shall be effective to reduce the percentage of the Warrant Shares the consent of the Holders of which is required under this Section 9.


          SECTION 10.  ENTIRE AGREEMENT. This Agreement constitutes the entire
                       ----------------
agreement among the undersigned with respect to matters or understandings involving the ownership, control or disposition of their Warrants and Warrants Shares and supersedes any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such ownership, control or disposition.


          SECTION 11.  GOVERNING LAW.  This agreement shall be governed by, and
                       -------------
construed in accordance with, the laws of the State of New York.


          SECTION 12.  COUNTERPARTS. This Agreement may be executed in one or
                       ------------
more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                    BANKVEST CAPITAL CORP.

                                    By:  _______________________________________
                                         Name:
                                         Title:

                                    WHITNEY SUBORDINATED DEBT FUND, L.P.

                                    By:  _______________________________________
                                         Name:
                                         A General Partner

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